EXHIBIT 10.34

|__|     Recipient’s Copy

|__|     Company’s Copy

FTI CONSULTING, INC. 2004 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

To John A. MacColl:

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an award (the “Award”) of 10,000 restricted shares (the “Award Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), under the FTI Consulting, Inc. 2004 Long-Term Incentive Plan, as amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. The effective Grant Date will be January 9, 2006, subject to your promptly signing and returning a copy of this Agreement (as defined below) to the Company and delivering to the Company a stock power, endorsed in blank, with respect to the Award Shares.

This Agreement (the “Agreement”) evidences the Award of the Award Shares. The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan and any terms and conditions relating to Award Shares or this Award contained in the written offer letter dated January 9, 2006 (the “Employment Agreement”), if any, between you and the Company or an Affiliate of the Company for which you perform services, as applicable (the “Employer”), and specifies other applicable terms and conditions of your Award Shares. By executing this Agreement, you acknowledge that you have received a copy of the Plan and the Prospectus for the Plan (as amended from time to time, the “Prospectus”). You may request additional copies of the Plan or Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202, (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally. This Agreement and the Award of the Award Shares are made in consideration of your employment with the Company and in fulfillment of applicable terms of your Employment Agreement, if any.

1.     Terminology; Conflicts. The Glossary at the end of this Agreement includes definitions of capitalized words used in this Agreement that are not defined elsewhere in this Agreement, the Plan or the Employment Agreement. Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any defined term in this Agreement, the Plan or your Employment Agreement, the provisions of, first, the Plan, second, the Employment Agreement, and lastly, this Agreement, will control in that order of priority.

2.     Employment Agreement. All of the Award Shares are nonvested and forfeitable as of the Grant Date. The Award Shares are granted subject to the forfeiture, vesting and other provisions specifically set forth in the Employment Agreement. Unless otherwise specifically provided in this Agreement, in the event of a conflict, inconsistency or ambiguity between or among any term or condition of this Agreement, the Plan or your Employment Agreement, the provisions of, first, the Plan, second, the Employment Agreement, and lastly, this Agreement, will control in that order of priority, except in the case of Section 14 of this Agreement which will control in all cases. Notwithstanding anything to the contrary, the Award and the Award Shares will be subject to and bound by all terms and conditions in this Agreement and the Plan not specifically covered by or contrary to the effective Employment Agreement.

3.     Terms and Conditions Not Specifically Set Forth in the Employment Agreement. Absent an employment agreement or terms and conditions to the contrary in your Employment Agreement, the following terms and conditions will apply:

(a)     Vesting. Your Award Shares shall be subject to the forfeiture and vesting provisions marked with an [X] below:

i.	☒ All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur, one-third of the Award Shares will vest and become nonforfeitable on each anniversary of the Grant Date, such that 100% of the Award Shares will be vested and nonforfeitable on the third anniversary of the Grant Date. None of the Award Shares will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless this Agreement provides to the contrary.

ii.	☐ All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur, __% of the Award Shares will vest and become nonforfeitable on the __ year anniversary of the Grant Date, and the remaining __% of the Award Shares will vest and become nonforfeitable on the __ year anniversary of the Grant Date. None of the Award Shares will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless this Agreement provides to the contrary.

iii.	☐ All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company or an Affiliate of the Company continues through _______________________, _____ (the “Vesting Date”), all of your Award Shares will vest and become nonforfeitable on the Vesting Date. None of the Award Shares will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless this Agreement provides to the contrary.

(b)     Acceleration of Vesting. All outstanding Award Shares will become fully vested and nonforfeitable upon the earliest of:

i.	in anticipation of or upon the occurrence of a Change in Control (such vesting will be deemed to occur immediately before such Change in Control),

ii.	termination of your Service by the Company or your Employer without Cause, on or within two years after a Change in Control,

iii.	termination of your Service by you with Good Reason, on or within two years after a Change in Control,

iv.	your death, or

v.	your Total and Permanent Disability.

(c)     Termination of Service. If your Service with the Company and its Affiliates ceases due to termination (i) by the Company or your Employer for Cause, or (ii) by you without Good Reason, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited for no consideration. If your Service with the Company and its Affiliates ceases for any other reason, the Award Shares will remain in full effect.

4.     Restrictions on Transfer. You may not sell, assign, transfer, pledge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Award Shares, and unvested Award Shares may not be subject to execution, attachment or similar process. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

5.     Stock Certificates.

(a)     Unvested Shares. You are reflected as the owner of record of the Award Shares on the Company’s books. The Company will hold the share certificates for safekeeping, or otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable, and any share certificates (or electronic delivery) representing such unvested shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. You must deliver to the Company, as soon as practicable after the Grant Date, a stock power, endorsed in blank, with respect to the Award Shares. If you forfeit any Award Shares, the stock power will be used to return the certificates for the forfeited Award Shares to the Company’s transfer agent for cancellation.

(b)     Vested Shares. As soon as practicable after the Award Shares vest, the Company will deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf. If you are deceased at the time that a delivery of share certificates is to be made, the certificates will be delivered to your executor, administrator, or personal representative.

(c)     Legends. Any share certificates delivered or Award Shares delivered electronically will, unless the Award Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Award Shares.

(d)     Postponement of Delivery. The Company may postpone the issuance and delivery of any Award Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

i.	the completion or amendment of any registration of the Award Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; and

ii.	compliance with any requests for representations.

6.     Taxation.

(a)     Tax Withholding. By signing this Agreement, you authorize your Employer and the Company, except as provided below, to deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part. The Company agrees that it will, upon your request, permit you to satisfy, in whole or in part, the Company’s minimum statutory withholding tax obligation (based on minimum rates for federal and state law purposes, including payroll taxes) which may arise in connection with the Award either by electing to have the Company withhold the issuance of, or redeem, shares of Common Stock or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due. If you do not make provision for the payment of such taxes when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Committee have been made.

(b)     Tax Election. You are advised to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to your Employer or the Company. You may not rely on your Employer, the Company or any of their respective officers, directors or employees for tax or legal advice regarding this Award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this Award or have voluntarily and knowingly foregone such consultation.

7.     Adjustments for Corporate Transactions and Other Events.

(a)     Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable will, without further action of the Committee, be adjusted to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split. Adjustments under this Section 7 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional Award Shares will result from any such adjustments.

(b)     Binding Nature of Agreement. The terms and conditions of this Agreement will apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or other similar event, except as otherwise determined by the Committee. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8.     Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement alters your at-will or other employment status pursuant to your Employment Agreement, if applicable, or other service relationship with your Employer and the Company. This Agreement is not to be construed as a contract of employment or service relationship between the Company or any of its subsidiaries and you, nor as a contractual right of you to continue in the employ of, or in a service relationship with, the Company or any of its subsidiaries for any period of time. This Agreement does not limit in any manner the right of your Employer or the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan, subject to the terms of your Employment Agreement, if applicable.

9.     Rights as Stockholder. As the owner of record of Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares, except that you will not have any right to cash dividends or other distributions declared or paid with respect to nonvested and forfeitable Award Shares. All cash dividends and any other distributions paid with respect to nonvested Award Shares will be held by the Company in trust for your benefit and paid to you upon vesting of the Award Shares. Upon forfeiture of any Award Shares, any cash dividends and distributions then held in trust with respect to such shares will be forfeited and will be returned to the Company.

10.     The Company’s Rights. The existence of the Award Shares does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.     Entire Agreement. This Agreement, inclusive of the Plan and the terms of the Employment Agreement incorporated into this Agreement, contains the entire agreement between you, your Employer and the Company with respect to the Award Shares. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Award Shares are superseded by this Agreement and are void and ineffective for all purposes.

12.     Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan will govern.

13.     Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Committee, except as provided in the Plan, the Employment Agreement or in any other written document signed by you and the Company.

14.     Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award or the Award Shares will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

15.     Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

16.     Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The Glossary follows on the next page.}

GLOSSARY

(a)     “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships), as determined by the Committee.

(b)     “Cause” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective employment agreement, means (i) fraud on or misappropriation of any funds or property of the Company, an Affiliate, customer or client, (ii) your breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by you for the benefit of the Company and its Affiliates, (iii) dishonesty, or (iv) willful misconduct in connection with your duties or responsibilities or otherwise, gross negligence in the performance of your duties or responsibilities, each as determined in good faith by the Company, which determination is conclusive.

(c)     “Change in Control” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective employment agreement, means: (1) the acquisition (other than from the Company) in one or more transactions by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (2) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (3) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock.

(d)     “Committee” means the Compensation Committee of the Board (or any successor Board committee as may be designated by the Board from time to time), comprised of directors who are independent directors as defined in the New York Stock Exchange’s Listed Company Manual and who are “non-employee directors” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

(e)     “Company” means FTI Consulting, Inc., a Maryland corporation

(f)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

(g)     “Good Reason” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective employment agreement, means any of the following, if not cured and corrected by your Employer, the Company or its successor within 10 business days after written notice thereof by you to your Employer, the Company or its successor: (i) any substantial reduction in annualized base salary that is not otherwise offset by increased bonus opportunity or equity-based compensation or other incentive compensation opportunity, (other than for “Cause,” a change due to your Total and Permanent Disability or as an accommodation under the Americans With Disabilities Act, or otherwise by agreement of you and your Employer or the Company); or (ii) any requirement that you relocate, by more than 50 miles, the principal location from which you perform services for your Employer or the Company; provided, however, that no reduction in annualized base salary will be deemed to occur solely because you have requested or otherwise agreed to a change in status, including, but not limited to, less than full-time employment, a leave of absence, job-sharing or a consulting or independent contractor relationship.

(h)     “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company.

(i)     “Service” means your employment or other service providing relationship with the Company or your Employer so long as your Employer is an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service providing relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or service providing relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or service providing relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(j)     “Total and Permanent Disability” has the meaning ascribed to such term “Total and Permanent Disability” or “Disability” or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective Employment Agreement, means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Total and Permanent Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

(k)     “You”; “Your”. You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of this 9th day of January, 2006.

FTI CONSULTING, INC.

By:	/S/ THEODORE I. PINCUS
Name:	Theodore I. Pincus
Title:	Executive Vice President and Chief Financial Officer

Date:	January 9, 2006

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

WITNESS	AWARD RECIPIENT

/S/ JOANNE F. CATANESE Joanne F. Catanese	/S/ JOHN A. MACCOLL John A MacColl

Date: January 9, 2006